Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Cineverse Corp. on Form S-3 to be filed on or about March 16, 2026 of our report dated June 30, 2025, on our audits of the financial statements as of March 31, 2025 and 2024 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed June 30, 2025. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 16, 2026